EXHIBIT 3.3
ARTICLES OF AMENDMENT
TO THE
ARTICLES OF INCORPORATION
OF
JONES LANG LASALLE INCORPORATED

Jones Lang LaSalle Incorporated, a Maryland corporation having its principal office in the City of Baltimore, Maryland (hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Corporation is hereby amended by striking out Article 5(c) and Article 5(f) of the Articles of Incorporation and inserting in lieu thereof the following:

FIFTH:
(c) Except with respect to directors who may be elected by the holders of any class or series of Common Stock or Preferred Stock, at the 2006 annual meeting of stockholders, the successors of the directors whose terms expire at that meeting shall be elected for a term expiring at the 2007 annual meeting of stockholders; at the 2007 annual meeting of stockholders, the successors of the directors whose terms expire at that meeting shall be elected for a term expiring at the 2008 annual meeting of stockholders; and at each annual meeting of stockholders thereafter, the directors shall be elected for terms expiring at the next annual meeting of the stockholders.

(f) Subject to the terms of any one or more other classes or series of Common Stock or Preferred Stock, any vacancy on the Board of Directors that results from an increase in the number of directors may be filled by a majority of the entire Board of Directors and any other vacancy occurring on the Board of Directors may be filled by a majority of the remaining Directors, even if less than a quorum, or by a sole remaining director. Any vacancy on the Board of Directors which results from the removal of a director may also be filled by the stockholders. Any director of any class elected by the stockholders to fill a vacancy resulting from the removal of a director of such class shall serve for the balance of the term of the removed director. Any director elected by the Board of Directors to fill a vacancy shall serve until the next annual meeting of stockholders and until his successor is elected and qualifies. Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock or one or more other classes or series of Common Stock shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Charter applicable thereto.

SECOND: The charter of the Corporation is hereby amended by adding the following Article 5(h):

FIFTH:
(h) Subject to the rights, if any, of the holders of shares of Preferred Stock or shares of any other class or series of Common Stock then outstanding, any director of the Corporation may be removed from office at any time, but only for cause (as such term would be construed under Section 2-406(a) of the MGCL, or any successor provision) and only by affirmative vote of the holders of at least two-thirds (2/3) of the voting power of the Corporation’s then outstanding capital stock entitled to vote generally in the election of directors.

THIRD: The charter of the Corporation is hereby amended by striking out Article 14 of the Articles of Incorporation and inserting in lieu thereof the following:

FOURTEENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Charter in the manner now or hereafter prescribed in this Charter, the Bylaws of the Corporation or the MGCL, and all rights herein conferred upon the stockholders are granted subject to such reservation; provided, however, that notwithstanding anything else in this Charter to the contrary, the affirmative vote of the holders of at least eighty percent (80%) of the then outstanding shares of Common Stock shall be required to change Article FIFTH paragraph (h), Article SIXTH, Article SEVENTH, Article NINTH, Article TWELFTH, Article THIRTEENTH or this Article FOURTEENTH and, to the extent permissible under the MGCL, the affirmative vote of the holders of at least a majority of the then outstanding shares of Common Stock voting as a single class shall be required to change any other provision contained in this Charter.

FOURTH: The amendment of the charter of the Corporation as hereinabove set forth has been duly advised by the board of directors and approved by the stockholders of the Corporation.

IN WITNESS WHEREOF, Jones Lang LaSalle Incorporated has caused these Articles of Amendment to be signed in its name and on its behalf as of the 15th day of June, 2005.

JONES LANG LASALLE INCORPORATED

		By:	/s/Lauralee E. Martin
		Its:	Executive Vice President
ATTEST:
By:	/s/Mark J. Ohringer
Its:	Secretary

THE UNDERSIGNED, in connection with the foregoing Articles of Amendment, of which this certificate is made a part, hereby acknowledge, in the name and on behalf of the Corporation, the foregoing Articles of Amendment, of which this certificate is made a part, to be the corporate act of the Corporation and further certify that, to the best of their knowledge, information, and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects, under the penalties of perjury.

/s/Brian P. Hake	/s/Gordon G. Repp
Executive Vice President	Assistant Secretary